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                                                                    EXHIBIT 99.1

PRESS RELEASE
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CONTACT:                               CONTACT:
Dwight V. Neese                        Alan W. Pullen
President and Chief Executive Officer  President and Chief Executive Officer
Union Financial Bancshares, Inc.       South Carolina Community Bancshares, Inc.
(864) 427-9000                         (803) 635-5536

                     For Immediate Release - July 1, 1999

            UNION FINANCIAL BANCSHARES AND SOUTH CAROLINA COMMUNITY
               BANCSHARES ANNOUNCE DEFINITIVE AGREEMENT TO MERGE

Union, South Carolina, July 1, 1999 - Union Financial Bancshares, Inc. (NASDAQ "UFBS") ("Union") and South Carolina Community Bancshares, Inc. (NASDAQ "SCCB") ("South Carolina Community") jointly announced that they have signed a definitive agreement to merge. Union is the parent of Provident Community Bank ("Provident"), a $192 million savings bank headquartered in Union, South Carolina. South Carolina Community is the holding company for Community Federal Savings Bank ("Community Federal"), a $45 million savings bank headquartered in Winnsboro, South Carolina.

The merger entails an exchange of $12.25 in Union common stock and $5.25 in cash, subject to adjustment under certain circumstances, for each South Carolina Community share. The aggregate consideration amounts to $9.5 million. The stock portion of the consideration is intended to be tax-free to the shareholders of South Carolina Community, and Union intends to account for the transaction as a purchase.

Upon the completion of the merger, Community Federal will be merged into Provident, giving Provident its first two offices in the adjacent Winnsboro market. Dwight V. Neese, President and Chief Executive Officer of Union and Provident will continue in those roles for the combined company. Alan W. Pullen, President and Chief Executive Officer of South Carolina Community, will continue to serve the Winnsboro area as Provident's City Executive for that market. Three South Carolina Community Board of Directors members will join the Union and Provident Boards.

"We are very pleased to be joining with South Carolina Community Bancshares," noted Mr. Neese. "Community Federal has earned a strong reputation for customer and community service in Winnsboro over the years, and their philosophy mirrors our Vision, Mission and Core Values. The combination of our companies enables us to enjoy economies of scale and better serve our respective markets and shareholders."

"This merger with Union will result in benefits for our customers, community and shareholders," said Mr. Pullen. "While our name will be changing to Provident, our customers will still be served by the staff they have come to know and trust at Community Federal, only with a wider array of products and improved delivery of banking services."

The merger is subject to the approval of both companies' shareholders and applicable regulatory authorities. It is anticipated that the transaction will be completed by the end of the 1999 calendar year.

Union Financial Bancshares is the holding company for Provident Community Bank, which operates five banking locations in the upstate area of South Carolina. At March 31, 1999, Union had $192.2 million in assets and stockholders' equity of $15.4 million.